AGREEMENT AND PLAN OF MERGER

by and among

VARSITY GROUP INC.,

VGI HOLDINGS CORP.

and

VGI ACQUISITION CORP.

Dated as of February 22, 2008

ARTICLE I The Offer and the Merger; Closing; Effective Time 1

1.1 The Offer 1

1.2 Company Actions 3

1.3 Company Directors 5

1.4 The Top-Up Option 6

1.5 The Merger 7

1.6 Closing 8

1.7 Effective Time 8

ARTICLE II Certificate of Incorporation and Bylaws of the Surviving Corporation 8

2.1 The Certificate of Incorporation 8

2.2 The Bylaws 9

ARTICLE III Directors of the Surviving Corporation 9

3.1 Directors 9

ARTICLE IV Effect of the Merger on Capital Stock; Exchange of Certificates 9

4.1 Effect on Capital Stock 9

4.2 Exchange of Certificates 10

4.3 Treatment of Stock Plans 12

4.4 Adjustments to Prevent Dilution 13

ARTICLE V Representations and Warranties 13

5.1 Representations and Warranties of the Company 13

5.2 Representations and Warranties of Parent and Merger Sub 33

ARTICLE VI Covenants 35

6.1 Interim Operations 35

6.2 Acquisition Proposals 39

6.3 Proxy Statement 42

6.4 Stockholders Meeting 42

6.5 Filings; Other Actions; Notification 43

6.6 Access and Reports 44

6.7 Stock Exchange De-listing 44

6.8 Publicity 45

6.9 Employee Benefits 45

6.10 Expenses 45

6.11 Indemnification; Directors' and Officers' Insurance 45

6.12 Other Actions by the Company 47

ARTICLE VII Conditions 48

7.1 Conditions to Each Party's Obligation to Effect the Merger 48

7.2 Conditions to Obligations of Parent and Merger Sub 49

ARTICLE VIII Termination 49

8.1 Termination 49

8.2 Effect of Termination and Abandonment 50

ARTICLE IX Miscellaneous and General 51

9.1 Survival 51

9.2 Modification or Amendment 51

9.3 Waiver of Conditions 52

9.4 Counterparts 52

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. 52

9.6 Notices 53

9.7 Entire Agreement 54

9.8 No Third Party Beneficiaries 54

9.9 Obligations of Parent and of the Company 54

9.10 Definitions 55

9.11 Severability 55

9.12 Interpretation; Construction 55

9.13 Assignment 56

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of February 22, 2008, by and among Varsity Group Inc., a Delaware corporation (the "Company"), VGI Holdings Corp., a Delaware corporation ("Parent"), and VGI Acquisition Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent ("Merger Sub").

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

  THE OFFER AND THE MERGER; CLOSING; EFFECTIVE TIME

    The Offer.
        Subject to the conditions set forth in Exhibit 1, Merger Sub shall, as promptly as practicable and in no event later than ten (10) Business Days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share of the Company (the "Shares") at a price of $0.20 per Share in cash, net to the seller but subject to any required withholding of Taxes (as required by Section 4.2(g)) (such tender offer and price, the "Offer" and the "Offer Price," respectively). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject only to the conditions set forth in Exhibit 1. The initial expiration date of the Offer shall be midnight (New York City time) on the date which is 20 Business Days from the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) (the initial "Expiration Date" and any expiration time and date established pursuant to an extension of the Offer as so extended in accordance with this Agreement, also an "Expiration Date"). Merger Sub expressly reserves the right (i) if the Minimum Tender Condition (as defined in Exhibit 1) has not been satisfied or if a Change of Recommendation has been made, to increase the Offer Price and (ii) to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (u) reduce the number of Shares subject to the Offer, (v) reduce the Offer Price, (w) modify or amend the Minimum Tender Condition, (x) add to the conditions set forth in Exhibit 1 or modify or amend any condition set forth in Exhibit 1 in any manner adverse to the holders of Shares or which would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Offer by Parent or Merger Sub, (y) except as otherwise provided in this Section 1.1(a), extend the Offer or (z) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Merger Sub may, in its discretion, without the consent of the Company, (A) extend the Offer for one or more consecutive increments of not more than ten Business Days each, if at any otherwise scheduled Expiration Date of the Offer any of the conditions to Merger Sub's obligation to purchase Shares are not satisfied or waived, (B) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or (C) make available a "subsequent offering period" in accordance with Exchange Act Rule 14d-11. In addition, if at any otherwise scheduled Expiration Date of the Offer any condition to the Offer is not satisfied or waived, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer at the request of the Company for one or more consecutive increments of not more than ten Business Days each until the earlier of the termination of this Agreement in accordance with its terms and the date that is the thirtieth (30th) Business Day after the commencement of the Offer (the initial "Outside Date," provided that Parent may, in its sole discretion, extend the Outside Date by providing written notice to the Company, provided further that Parent may not extend such date beyond May 30, 2008, also an "Outside Date"). In addition, Merger Sub shall, if requested by the Company, make available a subsequent offering period in accordance with Exchange Act Rule 14d-11 of not less than ten Business Days; provided, that Merger Sub shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Merger Sub, directly or indirectly, own more than 90% of the outstanding Shares. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer, and, in any event, in compliance with Rule 14e-1 under the Exchange Act (the date of acceptance and payment for Shares validly tendered and not withdrawn pursuant to the Offer, the "Purchase Date"). Without the prior written consent of the Company (which it may withhold in its sole discretion), Parent shall cause Merger Sub not to, and Merger Sub shall not, accept for payment or pay for any Shares in the Offer if, as a result, Merger Sub would acquire 50% or less of the aggregate number of Shares outstanding at the time of the expiration of the Offer.

        For purposes of this Agreement, the term "Business Day" shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

        On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act , a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase the Shares and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the applicable federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the "Securities Laws"). The Offer Documents shall comply in all material respects with the Securities Laws. Each of Parent, Merger Sub and the Company agrees to use all reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall become false or misleading in any material respect or as otherwise required by the Securities Laws. Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws. Parent and Merger Sub shall deliver copies of the proposed form of the Offer Documents to the Company, and the Company and its counsel shall be given an opportunity to review and comment on the Offer Documents (including any amendments or supplements thereto), in each case, within a reasonable time before they are filed with the SEC or disseminated to the holders of Shares. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any written or oral responses to such comments. Parent and Merger Sub agree to use all reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In connection with the Offer, Parent shall at its expense engage an information agent of national reputation reasonably acceptable to the Company. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the board of directors of the Company (the "Company Board") described in Section 5.1(c)(ii), as such recommendations may be amended and until such recommendations may be withdrawn, in each case as permitted by this Agreement.
    Company Actions.
        On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, which shall contain the Company Recommendation, as such Company Recommendation may be amended (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9"), and shall cause the Schedule 14D-9 to be released to Parent and Merger Sub to be disseminated to the holders of Shares with the Offer Documents, in each case in a manner that complies with Rule 14d-9 under the Exchange Act and the Securities Laws. The Schedule 14D-9 will comply as to form in all material respects with the Securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent, and Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 (including any amendments or supplements thereto), in each case, within a reasonable time before it is filed with the SEC or disseminated to holders of Shares. Each of the Company, Parent and Merger Sub shall use all reasonable best efforts to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information is or shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity to review and comment on any written or oral responses to such comments. The Company agrees to use all reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.
        In connection with the Offer, the Company shall promptly after execution of this Agreement furnish or cause to be furnished to Merger Sub (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Shares as of the most recent practicable date which the Company or its transfer agent have in its possession or control or can obtain without unreasonable effort or expense. The Company will furnish or cause to be furnished to Merger Sub such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Parent may reasonably request in communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable Law and the Confidentiality Agreement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the Transactions, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Transactions and, if this Agreement shall be terminated, will, upon request, deliver, and will use their reasonable best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control. For purposes of this Agreement the term "Transactions" shall mean collectively, (x) the Offer, the Merger and the other transactions contemplated by this Agreement, (y) the transactions contemplated by the Amended and Restated Loan Agreement (the "Loan Agreement") between VGI Financial Corp., a Delaware corporation ("Finance Corp."), and the Company, and (z) the transactions contemplated by the Warrant, including the issuance of shares of Common Stock upon exercise of the Warrant
    Company Directors.
        Promptly upon the purchase of, and payment for, any Shares by Merger Sub pursuant to the Offer which represent at least such number of Shares as shall satisfy the Minimum Tender Condition and at all times thereafter, Merger Sub shall be entitled to elect or designate to the Company Board such number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage of the outstanding Shares that are then beneficially owned by Merger Sub and its affiliates including all Shares purchased in the Offer (but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding (determined on a fully diluted basis). As used in this Agreement, the terms "beneficial ownership" (and its correlative terms) and "affiliate" shall have the meanings assigned to such terms in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively. Upon any exercise of such right by Merger Sub and so long as Merger Sub shall comply with its obligations set forth in the penultimate sentence of this Section 1.3(a), the Company shall use its best efforts to take all such actions as are necessary to (i) elect or designate to the Company Board the individuals designated by Merger Sub and permitted to be so elected or designated by the preceding sentence, including but not limited to promptly filling vacancies or newly created directorships on the Company Board, increasing the size of the Company Board (including by amending the bylaws of the Company, if necessary, so as to increase the size of the Company Board) and/or securing the resignations of such number of its incumbent directors, and (ii) cause the directors so elected or designated to constitute the same percentage (rounded up to the next whole number) of the members of each committee of the Company Board as such directors represent of the Company Board, in each case to the fullest extent permitted by applicable Law and the rules of the Nasdaq Global Market ("Nasdaq"). The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Merger Sub's designees to be elected or designated to the Company Board. Merger Sub shall supply on a timely basis the Company with, and be solely responsible for, information and consents with respect to Merger Sub's designees and Parent's and Merger Sub's respective officers, directors and affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Merger Sub, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.
        In the event that Merger Sub's designees are elected or designated to the Company Board pursuant to Section 1.3(a), then, until the Effective Time, the Company and Parent shall use reasonable best efforts to cause (i) the members of the Company Board on the date of this Agreement (the "Existing Directors") to remain as directors on the Company Board, (ii) the Existing Directors to remain as members of the audit committee of the Company Board and (iii) such audit committee to comply with all requirements of the Securities Laws and Nasdaq applicable thereto (collectively, the "Audit Committee Requirements"). If any Existing Director is unable to serve due to death, disability or resignation, then the remaining Existing Director(s) (or, if none of the Existing Directors are then in office, the members of the Company Board) shall be entitled to elect or designate another Person (or Persons) who, to the extent such person shall be a member of the audit committee of the Company Board, will satisfy the Audit Committee Requirements to fill such vacancy and each such Person shall be deemed to be an Existing Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, following the time the directors designated by Merger Sub are elected or appointed to the Company Board and prior to the Effective Time, the affirmative vote of a majority of the Existing Directors shall be required to (w) amend or terminate this Agreement on behalf of the Company, (x) exercise or waive any of the Company's rights or remedies hereunder or any term of the Guarantee, (y) extend the time for performance of Parent's or Merger Sub's obligations hereunder or those under the Guarantee or (z) take any other action by the Company in connection with this Agreement and the Transactions (including with respect to the Guarantee) required to be taken by the Company Board. Prior to the Effective Time, the Existing Directors as a group shall be entitled to retain one firm of legal counsel at the Company's expense if determined to be appropriate by the Existing Directors for the purpose of fulfilling their obligations hereunder, and shall have authority after the Purchase Date and prior to the Effective Time to institute and maintain any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms; provided, however, that Parent shall have received at least five (5) Business Days' prior notice of the commencement of any such action. For purposes of this Agreement, the term "Guarantee" shall mean the guarantee dated as of the date hereof executed by Follett Corporation, an Illinois corporation ("Guarantor"), and delivered to the Company.
    The Top-Up Option.
        The Company hereby grants to Merger Sub an irrevocable option (the "Top-Up Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Merger Sub and their respective affiliates at the time of such exercise, shall constitute one Share more than the number of Shares necessary for Merger Sub to be merged into the Company pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL"), at a price per Share equal to the Offer Price ( a "Short Form Merger").
        The Top-Up Option shall only be exercisable once in whole and not in part within ten (10) Business Days after the Purchase Date; provided, however, that notwithstanding anything in this Agreement to the contrary the Top-Up Option shall not be exercisable and shall terminate on the Purchase Date if (i) the number of Top-Up Option Shares would exceed the number of authorized but unissued Shares or (ii) after issuance of Shares pursuant to the Top-Up Option, it will be insufficient to allow Merger Sub to effect the Short Form Merger; and, provided, further, that the Top-Up Option shall terminate concurrently with the termination of this Agreement in accordance with its terms.
        Merger Sub shall be required to exercise the Top-Up Option if the sum of the maximum number of Top-Up Option Shares issuable in accordance with Sections 1.4(a) and (b) plus the number of Shares then owned by Parent, Merger Sub and their respective affiliates is at least 90% of the aggregate number of Shares outstanding at such time. In such event, Merger Sub shall notify the Company in writing that Merger Sub is exercising the Top-Up Option and shall set forth in such notice (i) the number of Shares owned by Parent, Merger Sub and their respective affiliates immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the "Top-Up Closing"). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of Shares then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, at Merger Sub's option, by either (x) wire transfer of immediately available funds or (y) delivery of a full-recourse non-negotiable junior unsecured subordinated promissory note bearing interest at the rate of 6% per annum, compounding annually. At the Top-Up Closing, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares.
        Parent and Merger Sub acknowledge that the Shares which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an "accredited investor," as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Options Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL. Notwithstanding anything in this Agreement to the contrary, but subject to Article VII, if, at any time following the Purchase Date, Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub shall own at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VII, take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, pursuant to a Short Form Merger.
    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the "Closing") shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, at 9:00 a.m. on the second Business Day (the "Closing Date") following the day on which the last to be satisfied or waived of the conditions set forth in Article VII shall be satisfied or waived in accordance with this Agreement.
    Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "Effective Time"). Notwithstanding the foregoing, if Parent and Merger Sub own at least 90% of the outstanding Shares after consummation of the Offer and, if applicable, exercise of the Top-Up Option, then the parties agree to effect the Merger without a meeting of stockholders of the Company pursuant to Section 253 of the DGCL.

  CERTIFICATE OF INCORPORATION AND BYLAWS
  OF THE SURVIVING CORPORATION

    The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Laws, except that Article IV of the Charter shall be amended to read in its entirety as follows: "The total number of shares which the Corporation shall have the authority to issue is 1,000 shares of common stock, par value $1.00 per share."
    The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

  DIRECTORS OF THE SURVIVING CORPORATION

    Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
    Officers. At and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, except as Parent shall otherwise provide in writing, until their successors are elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

  EFFECT OF THE MERGER ON CAPITAL STOCK;
  EXCHANGE OF CERTIFICATES

    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:
        Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub, any other direct or indirect wholly owned Subsidiary of Parent or any affiliate of Parent or Merger Sub and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders ("Dissenting Stockholders") who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, a "Dissenting Share," and collectively with the Shares described in clause (i) of this Section 4.1(a), the "Excluded Shares")) shall be converted into the right to receive an amount in cash equal to the Offer Price (the "Per Share Merger Consideration"). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.
        Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights that Dissenting Stockholders who are holders thereof may have under Section 4.2(f).
        Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
    Exchange of Certificates.
        Paying Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited to an independent paying agent selected by Parent with the Company's prior written approval, which shall not be unreasonably withheld (the "Paying Agent"), an amount in cash equal to the aggregate Per Share Merger Consideration payable pursuant to Section 4.1(a) (such cash being hereinafter referred to as the "Exchange Fund"). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.
        Exchange Procedures. Promptly after the Effective Time (and in any event within three Business Days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the aggregate Per Share Merger Consideration for the number of Shares represented by such Certificates. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
        Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.
        Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
        Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
        Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person's right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any demand for appraisal, any attempted withdrawal of such demands, any other instruments served pursuant to applicable Law and any other communications that are received by the Company relating to stockholders' rights of appraisal and (ii) the right to participate in and direct all negotiations, discussions and proceedings with respect to such demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, approve any withdrawal of any such demands or agree to do any of the foregoing.
        Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.
    Treatment of Stock Plans.
        Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a "Company Option") under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time (and in any event within five Business Days), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Option (without regard to any vesting provisions thereof) times (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.
        Corporate Actions. At or prior to the date hereof, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably required by Parent to effectuate the provisions of Section 4.3(a), including any action to approve the disposition of the Company Options in connection with the Transactions to the extent necessary to exempt such disposition under Rule 16b-3 of the Exchange Act. The Company shall take all actions reasonably required by Parent to terminate the Stock Plans as of the Effective Time and to ensure that after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company, Parent, the Surviving Corporation or any of their respective affiliates to any Person pursuant to or in settlement of Company Options.
        Amounts Withheld. To the extent that amounts are so withheld in respect of Taxes by the Paying Agent, the Surviving Corporation or Parent, as the case may be, pursuant to Section 4.3(a), such withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Options in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.
        Notice. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options a letter approved in advance by Parent describing the treatment of and payment for such Company Options pursuant to this Section 4.3 and providing instructions for use in obtaining payment for such Company Options.
    Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted.

  REPRESENTATIONS AND WARRANTIES

    Representations and Warranties of the Company. Except as disclosed or incorporated by reference in the Company Reports filed with the SEC on or prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section and in any section included pursuant to the Private Securities Litigation Reform Act of 1995, except to the extent such disclosures in the risk factor sections or in the sections included pursuant to the Private Securities Litigation Reform Act of 1995 consist of factual historical statements (e.g., factual descriptions of the performance, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries)) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall provide an exception to or otherwise qualify the representations and warranties of the Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall readily appear from the substance of such disclosure to be applicable to such other representations and warranties), the Company hereby represents and warrants to Parent and Merger Sub that:
        Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

        As used in this Agreement, the term (i) "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) "Significant Subsidiary" is as defined in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act, (iii) "School Customer" means any school, college or other educational entity set forth or required to be set forth on Section 5.1(k)(i)(B) of the Company Disclosure Letter that has authorized the Company or any of its Subsidiaries to sell new or used books to the students, faculty or parents of such school, college or other educational entity, (iv) "Material School Customer" means (A) any two of the five School Customers with respect to which the Company or any of its Subsidiaries generated the largest amount of revenue during the fiscal year ended December 31, 2007 or (B) any group of School Customers with respect to which the Company or any of its Subsidiaries generated at least $3,500,000, in the aggregate, of revenue during the fiscal year ended December 31, 2007, and (v) "Material Adverse Effect" means (A) a material adverse effect on the financial condition, properties, assets, liabilities, business, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

        (1) changes in the United States economy or the securities, credit or financial markets in general or changes affecting the industries in which the Company and its Subsidiaries conduct their business, so long as such changes do not disproportionately affect the Company or its Subsidiaries relative to other companies of similar size operating in the same industry in which the Company and its Subsidiaries operate;

        (2) any change in United States generally accepted accounting principles ("GAAP") or interpretation thereof, in each case, applicable to the Company and its Subsidiaries after the date of this Agreement;

        (3) any changes directly resulting from acts of terrorism or war, so long as such changes do not disproportionately affect the Company or its Subsidiaries relative to other companies of similar size operating in the same industry in which the Company and its Subsidiaries operate;

        (4) a decline in the price or trading value of the Shares on Nasdaq, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect;

        (5) any failure of the Company to meet internal or published projections, forecasts or revenue or earning predictions for any period, provided, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

        (6) any event, circumstance, development, change or effect directly resulting from an announcement that the Company's auditors have delivered or indicated that they will deliver a "going concern" exception to the Company's financial statements;

        (7) any event, circumstance, development, change or effect directly resulting from a refusal by Finance Corp. to advance funds to the Company in breach of Finance Corp.'s obligations under the Loan Agreement; or

        (8) the sale, shut-down or liquidation of Campus Outfitters, L.L.C. so long as the net cash flow generated from such sale, shut-down or liquidation (including any cash needed to pay any liabilities or obligations incurred in connection with or arising as a result of such sale, shut-down or liquidation) is not less than negative $300,000; provided, that in the case of a sale of the membership interests or material assets of Campus Outfitters, L.L.C., for purposes of calculating the net cash flow, if the purchaser forgives any amounts owed by the Company to such purchaser, then the amount forgiven shall be deemed a receipt of cash in such amount;

        or (B) any Material School Customer or Material School Customers shall have ceased or threatened to cease or materially reduce the amount of business that such Material School Customer or Material School Customers do with the Company or any of its Subsidiaries (on a consolidated basis); or (C) any Material School Customer or Material School Customers shall have modified or threatened to modify any terms of such Material School Customer's or Material School Customers' existing Contracts with the Company or any of its Subsidiaries which modification would reasonably be expected to materially and adversely affect the relationship between such Material School Customer or Material School Customers and the Company or its Subsidiaries or the benefit to the Company or such Subsidiary of such Contract, in each case which is not cured to the reasonable satisfaction of Merger Sub prior to the Purchase Date; or (D) any supplier or group of suppliers of new or used books that were paid at least $500,000 by the Company and its Subsidiaries during the fiscal year ended December 31, 2007 shall have ceased or threatened to cease or materially reduce the amount of business that such supplier or suppliers do with the Company or any of its Subsidiaries (on a consolidated basis), or materially and adversely modified or threatened to materially and adversely modify any term of such supplier or suppliers' existing Contracts with the Company or any of its Subsidiaries; provided, however, that items disclosed on Section 5.1(a) of the Company Disclosure Letter will not be considered in determining whether any change, event, circumstance or development has occurred that has had, or is reasonably expected to result in, a Material Adverse Effect pursuant to Sections 5.1(a)(v)(B), (C) or (D).

        Capital Structure.
          The authorized capital stock of the Company consists of 60,000,000 Shares and 20,000,000 shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), of which 18,960,655 Shares and no shares of Preferred Stock were outstanding as of the close of business on the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 3,112,646 Shares reserved for issuance under the Company's plans disclosed in Section 5.1(b)(i) of the Company Disclosure Letter (the "Stock Plans"), the Top-Up Option, and that certain Warrant dated as of the date hereof issued by the Company to Finance Corp. (the "Warrant"), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, and other stock under the Stock Plans, including the holder, date of grant, number of Shares and exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any liens, charges, pledges, security interests, claims or other encumbrances, except any encumbrances for Taxes or other governmental charges that are not yet due and payable and liens under the Loan Agreement (each, a "Lien"). Except as set forth above, for the Top-Up Option and the Warrant, or as set forth in Section 5.1(b)(i) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Upon any issuance of Shares pursuant to the Top-Up Option and the Warrant, such Shares will be duly authorized, validly issued fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company does not have any rights agreement or similar agreement with respect to its Preferred Stock.
          Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (A) each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person, the acquisition of which would require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").
          Each Company Option, in all material respects, (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) qualifies for the tax and accounting treatment afforded to such Company Option in the Company's Tax returns and the Company Reports, respectively, (C) was otherwise properly disclosed in the Company Reports filed on or prior to the date of this Agreement and (D) has an exercise price at least equal to the fair market value of a Share on a date no earlier than the date of the corporate action authorizing the grant and has a grant date identical to the date of the corporate action authorizing the grant. The Company has provided to the Parent correct and complete copies of the Stock Plans and the forms of all agreements evidencing the Company Options. Except for the consents contemplated by clause (m) of Exhibit 1, no consent of the holder of any Company Option is required in connection with the actions contemplated by Section 4.3(a), and such actions so contemplated comport with the Stock Plans and the underlying agreements evidencing the Company Options.
        Corporate Authority; Approval and Fairness.
          The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement to consummate the Transactions, in each case subject only, if the parties are unable to effect the Merger pursuant to Section 253 of the DGCL, to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose (the "Company Requisite Vote"). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").
          Unless the Company has notified Parent and Merger Sub of a Change of Recommendation in accordance with Section 6.2, the Company Board has unanimously adopted resolutions (A) approving, adopting and declaring advisable this Agreement and the Transactions and determining that the terms of the Transactions are fair to and in the best interests of the holders of the Shares and (B) recommending that the holders of Shares accept the Offer, tender their Shares to Merger Sub pursuant to the Offer, and adopt this Agreement (the resolutions described in clauses (A) and (B) are hereinafter referred to as the "Company Recommendation"). The Company Board has taken all action so that each of Parent and Merger Sub will not be an "interested stockholder" or prohibited from entering into or consummating a "business combination" with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Transactions.
        Governmental Filings; No Violations; Certain Contracts.
          Other than (A) the filings, approvals and/or notices pursuant to Section 1.1, Section 1.2, Section 1.7 and Section 6.3 or (B) the filing and recordation of appropriate documents for the Transactions as required by the relevant authorities of the jurisdictions in which the Company is qualified to do business, no material notices, reports or other filings are required to be made by the Company with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a "Governmental Entity"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or to permit the continuing operation of the business of the Company and its Subsidiaries following the Effective Time.
          The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) any Material Contract or (C) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clause (B) above).
          The Company and its Subsidiaries are not creditors or claimants with respect to any debtor or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 5% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).
        Company Reports; Financial Statements.
          The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act since December 31, 2004 (the "Applicable Date") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof and prior to the Closing, including any amendments thereto, the "Company Reports"). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended or superseded prior to the date hereof, as of the date of such amendment or subsequently filed Company Report), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), neither the Company nor any of its affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
          To the knowledge of the Company, since December 31, 2004, (A) neither the Company nor any of its Subsidiaries nor any current or former director, officer, employee or auditor of the Company or such Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging (x) a material deficiency or weakness in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of the Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. The Company has made available to Parent a summary of all complaints, allegations, assertions or claims made since December 31, 2004 through the Company's whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.
          The consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) and the unaudited consolidated balance sheets, statements of income, stockholders' equity and cash flows as of and for the twelve month period ended December 31, 2007 that is attached to Section 5.1(e)(iv) of the Company Disclosure Letter (the "Unaudited 2007 Financials") each fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) and the Unaudited 2007 Financials fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
          All notes and accounts receivable reflected on the Unaudited 2007 Financials, and all accounts receivable of the Company and its Subsidiaries generated since December 31, 2007 (the "Receivables"), constitute bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company and its Subsidiaries as to which full performance has been fully rendered, and are valid and enforceable claims. The Receivables are not subject to any material pending or, to the knowledge of the Company, threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts have been determined in accordance with GAAP in all material respects, consistently applied in accordance with past custom and practice.
          The accounts payable of the Company and its Subsidiaries reflected on the Unaudited 2007 Financials arose from bona fide transactions in the Ordinary Course of Business. Section 5.1(e)(iv) of the Company Disclosure Letter sets forth the aggregate amount payable by the Company and its Subsidiaries to Baker & Taylor, Inc.
          The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, located on their premises, or shown on the Unaudited 2007 Financials or acquired after the date thereof, other than inventory sold in the Ordinary Course of Business free and clear of all Liens. The assets, properties and rights owned by the Company and its Subsidiaries are all the assets, properties and rights used by the Company and its Subsidiaries in the operation of the businesses, or necessary to operate the businesses, of the Company and its Subsidiaries, consistent with past practice.
        Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Schedule 14D-9 and the Proxy Statement.
        Absence of Certain Changes. Since December 31, 2007, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:
          any Material Adverse Effect (including any Material Adverse Effect with respect to any circumstance, occurrence or development existing on or prior to December 31, 2007);
          any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;
          any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;
          any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by GAAP and disclosed in the Company Reports filed on or prior to the date hereof;
          (A) any increase in the compensation payable or to become payable to its directors, officers or employees (except for increases for employees who are not officers in the ordinary course of business and consistent with past practices) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws or as disclosed in the Company Reports filed on or prior to the date hereof; or
          any agreement to do any of the foregoing.
        Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) except as reflected or reserved against in the Company's consolidated balance sheets (and the notes thereto) included in the Company Reports filed on or prior to the date hereof and for obligations or liabilities incurred in the ordinary course of business since December 31, 2007, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that could reasonably be expected to result in any material claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity.
        Employee Benefits.
          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees or other service providers of the Company and its Subsidiaries and current or former directors of the Company (or their dependents, spouses or beneficiaries), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans") are listed on Section 5.1(i)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable determination or opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. With respect to each Benefit Plan listed on Section 5.1(i)(i) of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of (A) the current plan document or, in the case of an unwritten Benefit Plan, a written description of such Benefit Plan, (B) any current determination or opinion letter from the Internal Revenue Service ("IRS"), (C) the current summary plan description and subsequent summaries of material modifications, (D) the most recent annual report (Form 5500 series) and summary annual report, (E) any trust instruments or insurance contracts forming a part of such Benefit Plan, and (F) all amendments thereto.
          Neither the Company nor any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA.
          All Benefit Plans comply in form, and have been operated in compliance, in all material respects with their terms and the requirements of ERISA, the Code and other applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code and each "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code that provides benefits under a Benefit Plan has received a favorable determination or is covered by a favorable opinion letter, and, to the knowledge of the Company, no event has occurred since the date of such letter that would reasonably be considered likely to result in the loss of the tax-qualified or exempt status of any such plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.
          All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.
          As of the date hereof, there is no material pending or, to the knowledge of the Company, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan or collective bargaining agreement other than as required to avoid excise tax under Section 4980B of the Code. The Company or its Subsidiaries may amend or terminate any Benefit Plan at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination and commercially reasonable expenses typically incurred in a termination event.
          There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the Transactions will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code. No Benefit Plan or other agreement provides any employee or director of the Company or its Subsidiaries with any amount of additional compensation if such individual is provided amounts subject to excise or additional taxes imposed under Sections 409A or 4999 of the Code.
          Neither the Company nor its Subsidiaries has, or ever had, any Benefit Plans (including schemes mandated by a government other than the United States) maintained outside of the United States primarily for the benefit of employees or other service providers working outside of the United States.
          Each Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in material compliance with Section 409A of the Code and the guidance provided thereunder from the period beginning January 1, 2006 through the date hereof and no such Benefit Plan which was in effect prior to October 2, 2004, which the Company determined to not be subject to Section 409A of the Code, has been materially modified since October 2, 2004. No equity-based compensation arrangement or award granted under any Benefit Plan is considered "deferred compensation" within the meaning of Section 409A of the Code. The Company and its Subsidiaries have amended or will amend all Benefit Plans subject to Section 409A of the Code within the time period prescribed by the IRS so that amounts deferred under such Benefit Plans will not be includible in a participant's gross income until such amounts are distributed from the Benefit Plan and will not be subject to interest or the additional tax imposed by Section 409A(a)(1)(B) of the Code.
          Any individual who performs or performed services for the Company or its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any of the Subsidiaries is not an employee under applicable Law or for any purpose, including, without limitation, for tax withholding purposes or Benefit Plan purposes; the Company and the Subsidiaries have no material liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Benefit Plan; and each of the employees of the Company and the Subsidiaries has been properly classified by the Company and the Subsidiaries as "exempt" or "non-exempt" under applicable Law.
        Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in material violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"). No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary to conduct its business as presently conducted.
        Material Contracts and Government Contracts.
          Except for this Agreement and except for any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a "Contract") filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:

          (A) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933 (as amended, the "Securities Act");

          (B) that is reasonably likely to require aggregate payments of royalties or other amounts to or from the Company and its Subsidiaries in 2008 or any subsequent calendar year of more than $25,000, or is reasonably likely to require aggregate payments to or from the Company and its Subsidiaries in any time period of more than $50,000;

          (C) that would prevent, materially delay or materially impede the Company's ability to consummate the Transactions;

          (D) that (i) purports to limit either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its affiliates) may engage or the manner or locations in which any of them may so engage in any business, (ii) could require the disposition of any material assets or line of business of the Company or its respective Subsidiaries (or, after the Effective Time, of Parent or its affiliates), (iii) grants "most favored nation" status or (iv) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

          (E) to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any Subsidiary has agreed not to acquire assets or securities of the other party or of any of the affiliates of such party;

          (F) between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

          (G) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for such indemnification provisions as are (x) customary in the Company's industry or incidental to the routine conduct of its business, (y) not reasonably likely to be material to the Company or any of its Subsidiaries and (z) entered into in the ordinary course of business (an "Ordinary Course Indemnity"); and

          (H) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $25,000.

          Each such Contract described in clauses (A) through (H) (and those Contracts which would be Material Contracts but for the exception of being filed as exhibits to the SEC Reports) is referred to herein as a "Material Contract."

          A correct and complete copy of each Material Contract has previously been made available to Parent or publicly filed with the SEC as an exhibit to the Company Reports. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, subject to the Bankruptcy and Equity Exception, and, to the knowledge of the Company, each other party thereto and is in full force and effect. There is no material default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or its Subsidiaries.
          (A) With respect to each Government Contract, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract on behalf of the Company or any of its Subsidiaries were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications; (y) neither a Governmental Entity nor any prime contractor, subcontractor or other Person acting on behalf of a Governmental Entity or a Government Contract has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

        (B) To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

        As used herein, "Government Contract" means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

        Real Property.
          Neither the Company nor any of its Subsidiaries owns, or ever has owned, any real property.
          With respect to the real property leased or subleased to the Company or its Subsidiaries (the "Leased Real Property") the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in material breach of or material default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the Transactions.
          Section 5.1(l)(iii) of the Company Disclosure Letter contains a correct and complete list of all Leased Real Property, including a correct street address and such other information as is reasonably necessary to identify each parcel of Leased Real Property.
          For purposes of this Section 5.1(l) only, "Encumbrance" means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(l)(iv) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable; (C) mechanics', carriers', workmen's, repairmen's or other like encumbrances arising or incurred in the ordinary course of business consistent with past practices relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports filed on or prior to the date of this Agreement; (D) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted; (E) easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and (F) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.
        Takeover Statutes. Except for Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the Company's certificate of incorporation or bylaws is applicable to the Company, the Shares, or the Transactions. The Company Board has taken all actions necessary to render inapplicable to this Agreement (and the Transactions and the Warrant) the restrictions set forth in Section 203 of the DGCL.
        Environmental Matters. (A) The Company and its Subsidiaries have at all times been in material compliance with all applicable Environmental Laws; (B) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance to the extent that such property could reasonably be expected to require any reporting, investigation, monitoring, remediation or response actions under any Environmental Law; (C) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during such period of ownership or operation to the extent that such property could reasonably be expected to require any reporting, investigation, monitoring, remediation or response actions under any Environmental Law ; (D) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (E) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (F) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (G) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity (other than an Ordinary Course Indemnity) or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (H) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (I) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

        As used herein, the term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, workplace exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

        As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law and (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, biological hazard, radioactive material or radon.

        Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have paid all Taxes that are required to be paid by any of them or that the Company and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and that have been reserved for in the Company Reports filed on or prior to the date of this Agreement in accordance with GAAP in all material respects, and (iii) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. There are not any pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes. The Company has made available to Parent complete and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the first three fiscal years which ended on or before December 31, 2006. Neither the Company nor any of its Subsidiaries has any liability with respect to material income, franchise or similar Taxes that accrued on or before December 31, 2007 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has participated in any "listed transactions" within the meaning of Section 1.6011-4 of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code (the "Treasury Regulations"). None of the Company or any of its Subsidiaries has any liability for the material Taxes of any Person (other than members of the consolidated group of which the Company is the common parent) (x) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (y) as a transferee or successor, or (z) by Contract. Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar material Contract or agreement other than any agreement or Contract between or among the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

        As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments that are in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as amendments thereof and schedules and attachments thereto) required to be filed or delivered relating to Taxes.

        Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor are there any pending or, to the knowledge of the Company, threatened labor strikes, walk-outs, work stoppages, labor picketing, slow-downs or lockouts involving the Company or any of its Subsidiaries, nor have there been any labor strikes or work stoppages in the last five years. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound, if any (collectively, the "Company Labor Agreements"). The consummation of the Transactions will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. The Company and its Subsidiaries have complied in all material respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.
        Intellectual Property.
          The Company and its Subsidiaries have legally enforceable rights to use all material Intellectual Property used in their business as presently conducted and to be used in their business as proposed to be conducted, all of which rights shall survive unchanged the consummation of the Transactions. The Intellectual Property owned by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's or its Subsidiaries' use thereof or its rights thereto. To the knowledge of the Company, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement.
          The Company and its Subsidiaries have taken all reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the knowledge of the Company, no material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All employees and consultants of the Company have executed Intellectual Property and confidentiality agreements for the benefit of the Company pursuant to which each such employee and consultant has assigned each of her inventions to the Company and has agreed to treat confidentially all Trade Secrets.
          The Company and its Subsidiaries have not granted any exclusive licenses or other rights to third parties to use any of their Intellectual Property that are in effect as of the date of this Agreement or will become effective after the date of this Agreement. The Company and its Subsidiaries do not obtain any material rights to use third-party intellectual property pursuant to sublicenses or pursuant to cross-licenses, settlement-agreements or other royalty free agreements.
          The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business. To the knowledge of the Company, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. To the knowledge of the Company, none of the IT Assets or any software used by the Company in its products or operation contains any shareware, open source code or other software whose use requires disclosure of source code or licensing of Intellectual Property.
          For purposes of this Agreement, the following terms have the following meanings:

        "Intellectual Property" means all (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (D) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

        "IT Assets" means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries ("Insurance Policies") are with reputable insurance carriers and are listed on Section 5.1(r) of the Company Disclosure Letter. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid.
        Customers and Suppliers.
          Section 5.1(s) of the Company Disclosure Letter sets forth a correct and complete list of the 20 largest suppliers (by dollar volume) of new or used books to the Company and its Subsidiaries, and the 25 largest School Customers (by dollar volume) of the Company and its Subsidiaries during calendar year 2007. Section 5.1(s) of the Company Disclosure Letter also sets forth, for each such supplier and School Customer, the aggregate payments from and to such Person by the Company and its Subsidiaries during such periods. As of the date hereof, there are no outstanding material disputes with any of such suppliers or School Customers.
          Since December 31, 2007 through the date hereof, none of the suppliers listed on Section 5.1(s) of the Company Disclosure Letter has indicated that it shall stop, or materially decrease the rate of, supplying new books to the Company or its Subsidiaries, or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. To the knowledge of the Company as of the date hereof, no supplier listed on Section 5.1(s) of the Company Disclosure Letter will stop, or materially decrease the rate of, supplying new books to the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any of the Transactions or that any such supplier is threatened with bankruptcy or insolvency. To the knowledge of the Company as of the date hereof, there is no fact, condition or event which would adversely affect the relationship of the Company or its Subsidiaries with any such supplier.
          Since December 31, 2007 through the date hereof, none of the School Customers listed on Section 5.1(s) of the Company Disclosure Letter has indicated that it shall stop, or materially decrease the rate of, buying school books from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. To the knowledge of the Company as of the date hereof, no School Customer listed on Section 5.1(s) of the Company Disclosure Letter will stop, or materially decrease the rate of, buying school books from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any of the Transactions or that any such School Customer is threatened with bankruptcy or insolvency. To the knowledge of the Company as of the date hereof, there is no fact, condition or event which would materially and adversely affect the relationship of the Company or its Subsidiaries with any such School Customer.
        Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Transactions except that the Company has employed Allen & Co. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Allen & Co. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
        Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Transactions (a "Parent Material Adverse Effect"). Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent and Merger Sub, each of which is in full force and effect on the date of this Agreement.
        Corporate Authority. No vote of holders of capital stock of Parent or Guarantor, is necessary to approve this Agreement and the Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
        Governmental Filings; No Violations; Etc.
          Other than (A) the filings, approvals and/or notices pursuant to Section 1.1 and Section 1.7 and under the Securities Laws and the rules and regulations of Nasdaq or (B) the filing and recordation of appropriate documents for the Transactions as required by the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of its Significant Subsidiaries, or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any material Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
        Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in (i) Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) if applicable, the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.
        Available Funds. Parent will have available to it all funds necessary to permit Merger Sub to pay all amounts payable to the stockholders of the Company upon consummation of the Offer and the Merger and to otherwise satisfy all of its obligations under this Agreement.
        Capitalization Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business prior to the date hereof other than those incident to its formation and pursuant to this Agreement and the Transactions.

  COVENANTS

    Interim Operations.
        The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier to occur of the termination of this Agreement or the Effective Time (except (A) as otherwise expressly contemplated by this Agreement or the Transactions, (B) as Parent may approve in writing, which approval shall not be unreasonably withheld, (C) as set forth in Section 6.1 of the Company Disclosure Letter or (D) as required by applicable Laws), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries' present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier to occur of the termination of this Agreement or the Effective Time, except (A) as otherwise expressly contemplated by this Agreement or the Transactions, (B) as Parent may approve in writing, which approval shall not be unreasonably withheld, (C) as set forth in Section 6.1 of the Company Disclosure Letter or (D) as required by applicable Laws, the Company will not and will not permit its Subsidiaries to:
          adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;
          merge, consolidate, restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses, except in each case with respect to any sale to a third party, or liquidation, of Campus Outfitters, L.L.C. so long as the net cash flow generated from such sale or liquidation of Campus Outfitters, L.L.C. (including any cash needed to pay any liabilities or obligations incurred in connection with or arising as a result of such sale or liquidation) is not less than negative $300,000; provided, that in the case of a sale of the membership interests or material assets of Campus Outfitters, L.L.C. (A) for purposes of calculating the net cash flow, if the purchaser forgives any amounts owed by the Company to such purchaser, then the amount forgiven shall be deemed a receipt of cash in such amount and (B) the terms of such sale shall be reasonably acceptable to Parent;
          acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $25,000 in any transaction or series of related transactions, other than acquisitions pursuant to Material Contracts in effect as of the date of this Agreement or pursuant to Section 6.1(a)(x) below;
          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than upon the exercise of Company Options or warrants or rights to purchase Shares that are outstanding on the date of this Agreement;
          create or incur any Lien on any assets of the Company or any of its Subsidiaries having a value in excess of $25,000;
          make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $25,000 in the aggregate;
          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary or enter into any agreement with respect to the voting of its capital stock);
          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except upon exercise of any Company Options outstanding as of the date hereof;
          incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred under the Loan Agreement;
          make or authorize any capital expenditure in excess of $50,000, individually or in the aggregate;
          enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;
          make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;
          settle any litigation or other proceedings for an amount in excess of $25,000 (net of insurance coverage) or any obligation or liability of the Company in excess of such amount;
          amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $25,000;
          make any material Tax election, change an annual accounting period, file any amended material Tax Return, enter into any material closing agreement, waive or extend any statute of limitation with respect to material Taxes, settle or compromise any material Tax liability, claim or assessment (other than the payment in the ordinary course of business of Taxes that are due and payable), or surrender any right to claim a refund of material Taxes;
          transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses (other than licenses to customers that lapse or expire in accordance with their terms), operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) in connection with the sale of Company products and services provided in the ordinary course of business, (B) sales of obsolete assets or (C) sales, leases, licenses or other dispositions of assets not included in clauses (A) or (B) above with a fair market value not in excess of $50,000 in the aggregate;
          except as required pursuant to existing written, binding agreements, policies or benefit plans in effect prior to the date of this Agreement and set forth in Section 5.1(i)(i) or Section 5.1(i)(viii) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, except for increases in base salary for employees earning less than $75,000 annually in the ordinary course of business consistent with past practices, (C) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (F) make or forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;
          knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Offer set forth in Exhibit 1 not being satisfied or the conditions to the Merger set forth in Article VII not being satisfied; or
          agree, authorize or commit to do any of the foregoing.
        Prior to making any written or material oral communications to officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication.
        Parent shall not knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Offer set forth in Exhibit 1 not being satisfied or the conditions to the Merger set forth in Article VII not being satisfied.
    Acquisition Proposals.
        No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and its Subsidiaries' employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, "Representatives") not to, directly or indirectly: (i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to, or otherwise cooperate with, any Person relating to, any Acquisition Proposal, or (iii) otherwise facilitate or take any action that is designed to facilitate any effort or attempt to make an Acquisition Proposal. Notwithstanding anything in the foregoing to the contrary, prior to the completion of the Offer, the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by it after consultation with outside counsel, in response to a bona fide, written Acquisition Proposal that is made by a Person the Company Board determines, in good faith, after consultation with outside counsel, is reasonably capable of making a Superior Proposal and that the Company Board determines, in good faith, is reasonably likely to result in a Superior Proposal that was not solicited by the Company in contravention of, and that did not otherwise result from a breach or a deemed breach of this Section 6.2(a), and subject to compliance with Section 6.2(f), for a twenty (20) day period commencing with the first notification to Parent under Section 6.2(f) of receipt of such Acquisition Proposal, (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement; provided, that such confidentiality agreement shall not contain any provisions that would prevent the Company from complying with its obligations to Parent under this Agreement; provided, further, that any information provided to such person is concurrently provided to Parent, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal. The Company may only rely on the preceding sentence of this Section 6.2(a) with respect to one twenty (20) day period with respect to each Person who makes an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentences of this Section 6.2(a) by any Representative or Affiliate of the Company or any of the Company's Subsidiaries shall be deemed to be a breach of this Section 6.2(a) by the Company.
        Definitions. For purposes of this Agreement:

        "Acquisition Proposal" means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or 15% or more of the outstanding shares of any class of equity securities of the Company or those of any of its Subsidiaries (whether directly from the Company or such Subsidiary, from a third party or otherwise), or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than (x) the Transactions and (y) the sale or liquidation of Campus Outfitters, L.L.C. or the assets thereof.

        "Superior Proposal" means an unsolicited written bona fide Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (with all references to 15% in the definition of Acquisition Proposal deemed to be 50%) that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and, if consummated, would reasonably be expected to result in a transaction more favorable to the Company's stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

        No Change of Recommendation or Alternative Acquisition Agreement. The Company Board and each committee thereof shall not directly or indirectly:
          except as provided in this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), the Company Recommendation with respect to the Offer and the Merger; or
          except as expressly permitted by, and after compliance with, this Section 6.2, cause or permit the Company to approve or recommend, or publicly propose to approve or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal.

        Notwithstanding anything to the contrary set forth in this Agreement, prior to the Purchase Date, if the Company receives a Superior Proposal, the Company Board may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after receiving legal advice from outside legal counsel, that it is necessary to do so to comply with the directors' fiduciary duties under applicable Law (any of the foregoing, or any public proposal to do any of the foregoing, being a "Change of Recommendation"). No Change of Recommendation may be made until after at least 48 hours following Parent's receipt of notice from the Company advising it that the Company Board currently intends to take such action and the basis therefore, including the information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company Board shall consider any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2, including with respect to the notice period referred to in this Section 6.2.

        Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal or making a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c).
        Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will (i) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (ii) enforce and not waive the terms of any such confidentiality agreement except to the extent deemed necessary by the Company Board, in the exercise of its fiduciary duties, to waive a standstill provision that would otherwise prevent the making of an unsolicited Acquisition Proposal consistent with this Agreement.
        Notice. The Company shall as promptly as practical advise Parent orally and in writing of any Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Proposal, and the identity of the Person making any such Acquisition Proposal or inquiry and the material terms of any such Acquisition Proposal or inquiry. The Company shall keep Parent fully informed on a current basis of the status of any such Acquisition Proposal or inquiry and shall as promptly as practical notify Parent orally and in writing of any material modification to the financial or other terms of such Acquisition Proposal or inquiry and shall as promptly as practical provide to Parent a copy of all material written material or correspondence (including e-mail) subsequently provided to or by the Company in connection with such Acquisition Proposal or inquiry.
        Notice regarding Campus Outfitters. The Company shall as promptly as practical advise Parent orally and in writing of any substantive inquiry, proposal or offer to acquire in any manner any membership interests or material assets of Campus Outfitters, L.L.C., and the identity of the Person making any such inquiry, proposal or offer and the material terms of any such inquiry, proposal or offer. The Company shall keep Parent fully informed on a current basis of the status of any such inquiry, proposal or offer and shall as promptly as practical notify Parent orally and in writing of any material modification to the financial or other terms of such inquiry, proposal or offer and shall as promptly as practical provide to Parent a copy of all material written material or correspondence (including e-mail) subsequently provided to or by the Company in connection with such inquiry, proposal or offer.
    Proxy Statement. Unless Parent and Merger Sub own 90% or more of the outstanding Shares (determined on a fully diluted basis, but excluding the Shares issuable upon exercise of the Warrant), after the Purchase Date the Company shall prepare and file with the SEC, as promptly as practicable following expiration of the Offer, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the "Proxy Statement"). The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
    Stockholders Meeting. Unless Parent and Merger Sub own 90% or more of the outstanding Shares (determined on a fully diluted basis, but excluding the Shares issuable upon exercise of the Warrant), after the Purchase Date, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the Purchase Date to consider and vote upon the adoption of this Agreement and, provided that the Purchase Date has occurred, shall not postpone or adjourn such meeting except that, after consultation with the Parent, the Company may adjourn or postpone the Stockholders Meeting to the extent legally necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting. After the Purchase Date, the Company will prepare and distribute as promptly as practicable any such required supplement or amendment to the Proxy Statement and following any such adjournment or postponement of the Stockholders Meeting, the Company shall take all action necessary to reconvene the Stockholders Meeting as promptly as practicable after such adjournment or postponement. After the Purchase Date, except as otherwise provided in Section 6.2 or to the extent that the Company Board determines in good faith (after receiving legal advice from outside legal counsel to the Company) that to do so would reasonably be expected to constitute a breach of its fiduciary duties to the Company's stockholders, the Company Board shall recommend such adoption. Parent, Merger Sub and their respective affiliates shall vote all of their Shares in favor of the Merger. If Parent and Merger Sub own 90% or more of the outstanding Shares (determined on a fully diluted basis, but excluding the Shares issuable upon exercise of the Warrant), after the Purchase Date, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable thereafter without a stockholders meeting in accordance with Section 253 of the DGCL.
    Filings; Other Actions; Notification.
        Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing as promptly as practicable, but in any event no later than five (5) Business Days after the date hereof with respect to the filings set forth on Section 6.5(a) of the Company Disclosure Letter, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other Transactions.
        Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents and Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions.
        Status. Subject to applicable Laws and the requirements of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition in Exhibit 1. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
        Rule 14d-10(d) Matters. Prior to the Expiration Date, the Company (acting through its Board of Directors and its compensation committee) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into by the Company, Parent or any of their respective affiliates with current or future directors, officers or employees of the Company and its affiliates and to insure that any such arrangements fall within the safe harbor provisions of such rule.
    Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers and other authorized Representatives reasonable access throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein. All requests for information made pursuant to this Section 6.6 shall be directed to the chief executive officer or other Person designated by him. All such information shall be governed by the terms of the Confidentiality Agreement.
    Stock Exchange De-listing. After the Purchase Date and prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
    Publicity. The initial press release regarding the Transactions shall be a joint press release, and thereafter the Company shall not issue any press release or make any other public disclosure (including disclosure to public officials) with respect to this Agreement or the Transactions, except as required by Law or by the rules and regulations of Nasdaq (in which case the Company will provide Parent with reasonable prior notice and a reasonable opportunity to review in advance and comment on the disclosure), without the prior written consent of Parent.
    Employee Benefits.
        The Company agrees to cause each of its officers and directors to repay any outstanding loans or notes to the Company or its Subsidiaries prior to the Effective Time.
        Nothing contained in this Agreement shall (i) be treated as an amendment of any particular Benefit Plan or (ii) obligate Parent, the Surviving Corporation or any of their affiliates to (x) maintain any particular Benefit Plan or (y) retain the employment of any particular employee.
    Expenses. Except as otherwise provided in Section 8.2, whether or not the Shares are purchased pursuant to the Offer, all costs and expenses incurred in connection with the Transactions shall be paid by the party incurring such expense, except (a) that expenses incurred in connection with the filing fee for the Schedule TO, and publishing, printing and mailing of the Offer Documents and, if applicable, the Proxy Statement (but not the attorney's fees related thereto, which shall be paid by the party incurring such expense) shall be shared equally by Parent and the Company and (b) if the Merger is consummated, the Surviving Corporation shall pay all expenses.
    Indemnification; Directors' and Officers' Insurance.
        From and after the Effective Time and for six years thereafter, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Corporation. Notwithstanding anything to the contrary contained in this Section 6.11, the indemnification obligations of Parent and the Surviving Corporation shall be limited to (x) the amount of insurance proceeds actually received by Parent and the Surviving Corporation pursuant to the D&O Insurance in place at such time and (y) any retention or similar deductible payable under the terms of such policy.
        Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which shall not be unreasonably withheld; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
        Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for "tail" insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance (collectively, "D&O Insurance") with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 175% of the current annual premium paid by the Company. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date hereof); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 175% of the current annual premiums currently paid by the Company for D&O Insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
        If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.
        The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
        The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws in respect of which the Company and its Subsidiaries shall advance expenses to the greatest extent permitted by Law.
    Other Actions by the Company.
        Takeover Statutes. If any Takeover Statute is or may become applicable to any of the Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.
        Section 16 Matters. The Company Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(e) under the Exchange Act to exempt the conversion to cash of all Shares and Company Options by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Each of Parent and the Company shall provide to counsel for the other party for its review copies of such resolutions to be adopted by its board of directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent's board of directors to set forth the information required in the resolutions of Parent's board of directors.
    Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Purchase Date; provided, however, that this Section 6.13 shall not limit the Company's obligations under this Agreement, including Section 6.1 hereof. Prior to the Purchase Date, the Company shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over its operations.

  CONDITIONS

    Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
        Stockholder Approval. If Parent and Merger Sub own less than 90% of the outstanding Shares (determined on a fully diluted basis, but excluding the Shares issuable upon exercise of the Warrant) after purchasing Shares in the Offer, then this Agreement shall have been approved by the Company Requisite Vote.
        No Restraints. No Law enacted, issued, promulgated, enforced or entered by any Governmental Entity is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the Transactions (collectively, an "Order").
        Purchase of Shares in Offer. Merger Sub (or Parent on Merger Sub's behalf) shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not withdrawn pursuant to the Offer.
    Frustration of Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

  TERMINATION

    Termination. This Agreement may be terminated and the Transactions may be abandoned:
        by mutual written consent of Parent, Merger Sub and the Company at any time prior to the Effective Time;
        by either Parent or the Company, (i) if Merger Sub has not accepted Shares for payment pursuant to the Offer on or before the Outside Date or (ii) if the Offer shall have terminated or expired in accordance with its terms without Merger Sub having purchased any Shares pursuant to the Offer; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has materially breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the event which gave rise to the termination right under this Section 8.1(b);
        by Parent at any time prior to the Purchase Date, (i) if the Company Board shall have made a Change of Recommendation, (ii) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date of this Agreement, in each case in a manner that would cause any condition in clause (a) or (b) on Exhibit 1 hereto not to be satisfied and such breach or failure to be true or correct is not curable or, if curable, has not been cured within the earlier of (x) the Outside Date or (y) 10 Business Days after written notice thereof has been given to the Company by Parent or Merger Sub, or (iii) if the Company shall have materially breached any of its obligations under Section 6.2;
        by the Company at any time prior to the Purchase Date, if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform has had or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Transactions and is not curable or, if curable, has not been cured within the earlier of (x) the Outside Date or (y) ten (10) Business Days after written notice thereof has been given to Parent or Merger Sub by the Company;
        by either Parent or the Company at any time prior to the Effective Time, if any Order permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger exists and such Order shall have become final and nonappealable;
        by the Company at any time prior to the Purchase Date in the event the Company Board determines that there is a Superior Proposal and if the Company has complied in all material respects with all of its obligations under Section 6.2; or
        by the Company, if, subject to the satisfaction or waiver by Merger Sub of the conditions set forth in Exhibit 1, Merger Sub shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer at any Expiration Date subject to and in accordance with this Agreement.
    Effect of Termination and Abandonment.
        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, upon written notice thereof to the other party or parties, specifying the provision hereof pursuant to which such termination is made, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) other than as set forth in this Section 8.2, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.
        In the event that (i) a bona fide Acquisition Proposal shall have been made with respect to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b), (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) or (iii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or Section (c)(iii) then, subject to the proviso set forth below, the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent a termination fee of $100,000 (the "Termination Fee") and shall promptly, but in no event later than two Business Days after the date of being notified of such by Parent, pay all of the documented out of pocket costs, fees and expenses, including those of the Paying Agent and Parent's legal, accounting, tax, financial advisory, consulting and other professional advisors, incurred by Parent or Merger Sub in connection with this Agreement and the Transactions ("Parent Expenses"), in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal (substituting "50%" for "15%" in the definition of Acquisition Proposal). The Company acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.2(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.2(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment; provided, however, that if Parent or Merger Sub fails to prevail in any such suit, Parent shall promptly pay the Company's costs and expenses (including reasonable attorney's fees) in connection therewith. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that (x) if the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.2(b) (other than with respect to a material breach of Section 6.2 by the Company), then the Termination Fee shall constitute each of Parent and Merger Sub's sole and exclusive remedy, whether based in contract, tort, strict liability or otherwise, and (y) if the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.2(b) with respect to a material breach of Section 6.2 and if the payment of such Termination Fee is accepted by Parent (in its sole discretion), then the Termination Fee shall constitute each of Parent and Merger Sub's sole and exclusive remedy, whether based in contract, tort, strict liability or otherwise. Upon the request of the Company, Parent shall promptly, and in any event within 48 hours of the request, report to the Company a good faith estimate of the amount of Parent Expenses that it had incurred as of such date.

  MISCELLANEOUS AND GENERAL

    Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.10 and Section 6.11 shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in the penultimate sentence of Section 1.2(b) and in Section 6.6, Section 6.10 and Section 8.2 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
    Modification or Amendment. Subject to the provisions of the applicable Laws and Section 1.3(b), at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
    Waiver of Conditions. Subject to the provisions of the applicable Laws and Section 1.3(b), the conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.
    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile or PDF transmission of any signature will be deemed the same as delivery of an original.
    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
        THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 8.2(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:

    If to Parent or Merger Sub:

    VGI Holdings Corp.

    2233 West Street
    River Grove, IL 60171
    Facsimile: (708) 452-9329
    Attention: Dennis A. McMahon

    with a copy to:
    :

    McDermott Will & Emery LLP
    227 West Monroe Street
    Chicago, IL 60606
    Facsimile: (312) 984-7700
    Attention: Brooks B. Gruemmer

    If to the Company:

    Varsity Group Inc.

    2677 Prosperity Ave., Suite 250

    Fairfax, VA 22031

    Facsimile: (703) 205-6230
    Attention: Eric Kuhn

    with a copy to:

    Latham & Watkins LLP
    140 Scott Drive
    Menlo Park, CA 94025
    Facsimile: 650-463-2600
    Attention: Anthony Richmond

    or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

    Entire Agreement. This Agreement (including any exhibits hereto), the Guarantee, the Company Disclosure Letter and the Confidentiality Agreement, dated December 18, 2007, between Guarantor and the Company (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.
    No Third Party Beneficiaries. Except as provided in Section 6.11 only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
    Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
    Interpretation; Construction.
        The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto and the Company Disclosure Letter, and not to any particular provision of this Agreement. The word "or" shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. All references to dollars or "$" shall be references to United States dollars. The phrase "to the knowledge of the Company" in this Agreement shall be deemed to refer to the knowledge of the executive officers of the Company and the knowledge of the executive officers of any Subsidiary of the Company.
        The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
        The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
    Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent and Merger Sub may assign, by prior written notice to the Company, any of their rights or obligations hereunder to any of its affiliates, except that all representations and warranties made herein with respect to Parent and Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such affiliate as of the date of such designation; provided, that any such designation shall not materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement and that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement is void.

    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

    VARSITY GROUP INC.

    By /s/ James Craig

    Name: James Craig

    Title: CEO, President and CFO

    VGI HOLDINGS CORP.

    By /s/ Christopher Traut

    Name: Christopher Traut

    Title: President

    VGI ACQUISITION CORP.

    By /s/ Christopher Traut

    Name: Christopher Traut

    Title: President

    ANNEX A

    DEFINED TERMS

    Terms Section

    Alternative Acquisition Agreement 6.2(c)(ii)
    Acquisition Proposal 6.2(b)

    affiliate 1.3(a)

    Agreement Preamble

    Applicable Date 5.1(e)(i)

    Audit Committee Requirements 1.3(b)

    Bankruptcy and Equity Exception 5.1(c)(i)

    beneficial ownership 1.3(a)

    Benefit Plans 5.1(i)(i)

    Business Day 1.1(a)

    Bylaws 2.2

    Certificate 4.1(a)

    Change of Recommendation 6.2(c)

    Charter 2.1

    Closing 1.6

    Closing Date 1.6

    Code 4.2(g)

    Company Preamble

    Company Board 1.1(b)

    Company Disclosure Letter 5.1

    Company Labor Agreements 5.1(p)

    Company Option 4.3(a)

    Company Recommendation 5.1(c)(ii)

    Company Reports 5.1(e)(i)

    Company Requisite Vote 5.1(c)(i)

    Confidentiality Agreement 9.7

    Contract 5.1(k)(i)

    Delaware Certificate of Merger 1.7

    DGCL 1.4(a)

    Dissenting Share 4.1(a)

    Dissenting Stockholders 4.1(a)

    D&O Insurance 6.11(c)
    Effective Time 1.7

    Encumbrance 5.1(l)(iv)

    Environmental Law 5.1(n)

    ERISA 5.1(i)(i)

    ERISA Affiliate 5.1(i)(ii)

    Exchange Act 1.1(a)

    Exchange Fund 4.2(a)

    Excluded Share 4.1(a)

    Existing Directors 1.3(b)

    Expiration Date 1.1(a)

    Finance Corp. 1.2(b)

    GAAP 5.1(a)

    Government Contract 5.1(k)(iii)

    Governmental Entity 5.1(d)(i)

    Guarantee 1.3(b)

    Guarantor 1.3(b)

    Hazardous Substance 5.1(n)(i)

    HSR Act 5.1(b)(ii)

    Indemnified Parties 6.11(a)

    Insurance Policies 5.1(r)

    Intellectual Property 5.1(q)(v)

    IRS 5.1(i)(ii)

    IT Assets 5.1(q)(v)

    Laws 5.1(j)
    Leased Real Property 5.1(l)(ii)
    Licenses 5.1(j)

    Lien 5.1(b)(i)

    Loan Agreement 1.2(b)

    Material Adverse Effect 5.1(a)(v)

    Material Contracts 5.1(k)(i)

    Material School Customer 5.1(a)(iv)

    Merger Recitals

    Merger Sub Preamble

    Minimum Tender Condition Exhibit 1

    Nasdaq 1.3(a)

    Ordinary Course Indemnity 5.1(k)(i)

    Offer 1.1(a)

    Offer Documents 1.1(b)

    Offer Price 1.1(a)

    Order 7.1(b)

    Outside Date 1.1(a)

    Owned Real Property 5.1(l)(i)

    Parent Preamble

    Parent Expenses 8.2(b)

    Parent Material Adverse Effect 5.2(a)

    Paying Agent 4.2(a)

    Per Share Merger Consideration 4.1(a)

    Person 4.2(d)
    Preferred Stock 5.1(b)(i)

    Proxy Statement 6.3

    Purchase Date 1.1(a)

    Receivables 5.1(e)(v)

    Representatives 6.2(a)

    Required Filings Exhibit 1

    Reverse Termination Fee 8.2(b)

    Sarbanes-Oxley Act 5.1(e)(ii)

    Schedule 14D-9 1.2(a)

    School Customer 5.1(a)(iii)

    SEC 1.1(a)

    Securities Act 5.1(k)

    Securities Laws 1.1(b)

    Shares 1.1(a)

    Short Form Merger 1.4(a)

    Significant Subsidiary 5.1(a)(ii)

    Stock Plans 5.1(b)(i)

    Stockholders Meeting 6.4

    Subsidiary 5.1(a)(i)

    Superior Proposal 6.2(b)

    Surviving Corporation 1.5

    Takeover Statute 5.1(m)

    Tax 5.1(o)

    Tax Return 5.1(o)

    Termination Fee 8.2(b)
    Top-Up Closing 1.4(c)

    Top-Up Option 1.4(a)

    Top-Up Options Shares 1.4(a)

    Trade Secrets 5.1(q)(v)

    Transactions 1.2(b)

    Treasury Regulations 5.1(o)

    Unaudited 2007 Financials 5.1(e)(iv)

    Warrant 5.1(b)(i)

    EXHIBIT 1

    CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Agreement, and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment, and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)) shall not be obligated to pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, prior to the expiration of the Offer (as it may have been extended pursuant to Section 1.1(a) of the Agreement), there shall have been validly tendered and not withdrawn a number of Shares that, when considered together with all Top-Up Option Shares, if any, available for purchase by Merger Sub pursuant to the Top-Up Option, would constitute at least 90% of the aggregate number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis after giving effect to the exercise of the Top-Up Option). The preceding condition is referred to as the "Minimum Tender Condition."

    Furthermore, the obligations of Merger Sub to accept for payment and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)) to pay for any Shares tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) shall be subject to the fulfillment or waiver by Merger Sub, at or prior to the acceptance of such Shares for payment, of the following conditions:

        (i) the representations and warranties of the Company set forth in Section 5.1(b), Section 5.1(c), Section 5.1(e)(iv), Section 5.1(h), Section 5.1(m) and Section 5.1(t) of the Agreement (disregarding, for this purpose, all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Purchase Date as though made at and as of the Purchase Date, or (ii) any of the other representations and warranties of the Company set forth in the Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) shall be true and correct at and as of the date of the Agreement and at and as of the Purchase Date as though made at and as of the Purchase Date, except to the extent expressly made as of an earlier date, in which case as of such date, except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect.
        The Company shall have performed and complied with, in all material respects, all of its obligations, agreements and covenants to be performed or complied with by it under the Agreement on or prior to the Purchase Date.
        The Company shall have delivered to Parent a certificate of the Company signed on its behalf by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this Exhibit 1.
        No Order is in effect as of the Expiration Date and has the effect of making the acceptance for payment of Shares pursuant to the Offer or the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger or seeking to impose material limitations on the ability of Parent to exercise full right of ownership of the Shares.
        The required authorization, license, permit, consent, certificate, approval or order set forth in Section 6.5(a) of the Company Disclosure Letter (the "Required Filings") shall have been made, and any approvals related to the Required Filings shall have been obtained or, if applicable, any mandatory waiting periods related to the Required Filings shall have expired.
        The Agreement shall not have been terminated in accordance with its terms.
        There shall have not occurred any change, event, circumstances or development that has had, or is reasonably expected to result in, a Material Adverse Effect.
        The employees listed on Section 7.2 of the Company Disclosure Letter (i) shall have signed consulting agreements or employment agreements, as applicable, with Parent or its affiliates in a form satisfactory to Parent in its sole discretion on or prior to the date of this Agreement and such agreements shall be in full force and effect as of the Purchase Date and (ii) absent disability or death, shall still be on the job and performing their usual and customary duties for the Company immediately before the Purchase Date.
        The Company shall have caused to be delivered to Parent an unqualified audit opinion on the financial statements of the Company for the year ended December 31, 2007, which audited financials must be consistent in all material respects with the Unaudited 2007 Financials, except that such audit opinion may be subject to a "going concern" exception.
        The Company's professional fees related to the Transactions (including all amounts payable to Allen & Co.) in the aggregate shall not have exceeded $350,000 (or such higher amount approved in writing by Parent).
        The Board of Directors shall not have (i) made or resolved to make a Change of Recommendation or (ii) approved or recommended any Alternative Proposal (including any Superior Proposal) or any Acquisition Agreement or resolved or agreed or publicly proposed to take any such action.
        Each of the directors of the Company and each of the employees listed on Section 7.2 of the Company Disclosure Letter shall have signed a letter agreement confirming that such director or employee is not a party to any Contract with the Company with respect to indemnification for any action (or failure to take any action) by such director or employee in his or her capacity as such.
        Each of the holders of Company Options shall have signed a letter agreement terminating such holder's Company Options.

Any and all capitalized terms used herein, and not defined herein, shall have the same meaning as set forth in the Agreement and Plan of Merger, dated as of February 22, 2008, by and among VGI Holdings Corp., VGI Acquisition Corp. and Varsity Group Inc.